HASBRO, INC.
RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN
CONTINGENT STOCK PERFORMANCE AWARD
(WITH TSR MODIFIERS)
2025 GRANT

    AGREEMENT, made effective as of __________, 2025, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated contingent stock performance award recipient (the "Participant").
    WHEREAS, the Participant is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan").
    WHEREAS, subject to and upon the terms and conditions of this Agreement, the Compensation and Talent Committee (the "Committee") of the Board of Directors of the Company (the "Board"), acting in accordance with the provisions of the Plan, is granting to Participant a contingent stock performance award dated __________, 2025; and
    WHEREAS, subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth, the contingent stock performance award provides the Participant with the ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving a pre-established cumulative diluted earnings per share (“EPS”) performance target over the period beginning on December 30, 2024 and ending on December 26, 2027 (the “Performance Period”), as adjusted by the total shareholder return (“TSR”) modifiers (the “TSR Modifiers”) for the period of time during the Performance Period, each performance target to be calculated and determined as set forth on Exhibit A hereto.
    NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

W I T N E S S E T H:

    1.    By accepting this Award, the Participant hereby acknowledges and agrees that:
(i)this Award, and any shares the Participant may acquire under this Award in the future or any of the proceeds of selling any shares acquired pursuant to this Award, as well as any other incentive compensation the Participant is granted after, is subject to the Company’s Clawback

Policy, as it may be amended from time to time by the Board in the future,
(ii)that if the Participant is or becomes subject to the Hasbro, Inc. Executive Stock Ownership Policy, as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”), then by accepting this Award and any shares that the Participant may acquire in the future pursuant to this Award, as well as any other equity-based incentive compensation the Participant is granted after the Participant becomes subject to the Stock Ownership Policy, the Participant agrees that the Participant will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met; and
(iii)that if the Participant is notified by the Company or its equity plan administrator that Participant is required to enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement with the Company, this Award shall be contingent upon and subject to the Participant (x) executing and delivering to the Company a Non-Competition, Non-Solicitation and Confidentiality Agreement by and between the Participant and the Company, in a form prescribed by and no later than a date designated by the Company; or (y) confirming and agreeing that the Participant remains bound by and subject to the terms of the Participant’s previously executed Non-Competition, Non-Solicitation and Confidentiality Agreement(s), which confirmation and agreement will occur upon your acceptance of this Award. For the avoidance of doubt, if the Participant has not executed and delivered to the Company a Non-Competition, Non-Solicitation and Confidentiality Agreement or confirmed and agreed (through acceptance of this Award) the terms of the Participant’s existing Non-Competition, Non-Solicitation and Confidentiality Agreement(s) no later than 90 days from the date of this Award, this Award will not take effect and will be null and void.

(iv)The acknowledgements and agreements set forth in this section are material conditions to receiving this Award, which would not have been made to the Participant otherwise.

    2.    This Agreement relates to an Award providing the Participant with the potential ability to earn shares of the Company’s Common Stock contingent on the Company’s performance in achieving a pre-established cumulative EPS target over the Performance Period, as adjusted by the TSR Modifiers. The cumulative EPS target for the Performance Period are set forth on Exhibit A. The threshold and maximum levels for cumulative EPS, as well as the TSR Modifiers, contributing to shares being earned under this Award are set forth on Exhibit A to this Agreement. Following the end of the Performance Period, the Committee will determine the Company’s cumulative EPS over the Performance Period and the TSR Modifiers over the Performance Period. The Committee will certify the Company’s cumulative EPS over the Performance Period and the TSR Modifiers over the Performance Period as promptly as is reasonably possible following the completion of the Performance Period. The Award, to the extent earned based on attainment of the performance measures as certified by the Committee, will fully vest on __________, 2028 (the “Vesting Date”).
    3.    For purposes of this Award, the Company’s EPS over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles (“GAAP”), except for the deviations from GAAP which are set forth on Exhibit B to this Agreement. Further, EPS will be calculated based on actual results translated at exchange rates established at the beginning of the Performance Period.
    4.    The target number of shares of Common Stock which may be issuable under this Award in the event of 100% achievement of a pre-established cumulative EPS over the Performance Period is the specified number of shares communicated by separate communication to the Participant (the “Target Shares”). The table appearing on Exhibit A to this Agreement sets forth the contingent number of shares of Common Stock which the Participant may actually earn under this Award, as a percentage of the Target Shares, based upon certain performance by the Company in achieving the EPS target. To compute the actual number of shares of Common Stock, if any, which may be earned by the Participant, the cumulative EPS performance of the Company, weighted at 100%, is applied to the table on Exhibit A, and then such number of shares of Common Stock, if any, are subject to a +/- 25% modifier for the Company’s TSR Performance against the TSR Comparator Group (as defined on Exhibit A). Notwithstanding the foregoing and anything herein to the contrary, if the Company’s absolute cumulative TSR performance achieves a minimum of 33% at the conclusion of the Performance Period, the greater of (i) 50% of the Target Shares or (ii) the number of shares that is otherwise achieved based on the cumulative EPS performance and the relative TSR performance shall vest, irrespective of the Company’s EPS and relative TSR performance.
    On the date that the Company pays a cash dividend to holders of Common Stock, unless otherwise determined by the Committee in its sole discretion, the Company shall credit each Target Share with a dividend equivalent unit (“DEU”). DEUs will be calculated at the same dividend rate paid to other holders of shares of Common Stock and will equal the total number of Target Shares multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date divided by the Fair Market Value (as defined in the Plan) of a share of Common Stock on such date.  DEUs will be credited in whole shares only and any residual amount that cannot be converted to a whole share shall be aggregated with the immediately following dividend and used to calculate the DEUs attributable to such dividend, as described above. DEUs shall be subject to the same terms and conditions as the underlying Target Shares and will vest in accordance with the vesting schedule applicable to the shares subject to this Award. The Participant shall not be entitled to any voting rights with respect to the DEUs prior to vesting.
     5. Subject to the terms of this Agreement, once the Company has determined the actual number of shares of Common Stock, if any, which have been earned by the Participant, the Company or its designee will as promptly as possible after the Vesting Date, but in all events not later than the 15th day of the fourth month following the end of the calendar year in which the Performance Period ends, issue any such shares of Common Stock which have been deemed earned to the Participant.
    6. The Participant shall consult with the Company or its designee in advance of the issuance of any shares pursuant to this Award so as to designate the manner in which the Participant wishes to pay any withholding taxes due, and any such Participant’s designation must be made by the Participant affirmatively to the Company, in the manner specified by the Company, and on or before the date selected by the Company. Each Participant who elects to pay withholding taxes in cash shall deliver to the Company or its designee, a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of the Participant earning any shares under this Award or being issued any shares pursuant to the provisions below based on certain other events. Alternatively, a Participant may elect to satisfy the minimum withholding taxes required by law payable as a result of the issuance of any shares pursuant to this Award (the "Taxes"), in whole or in part, either (i) by having the Company withhold from the shares of Common Stock to be issued pursuant to this Award or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Participant and held by the Participant for at least six (6) months (represented by stock certificates duly endorsed to the Company or its designee or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date the Participant has become entitled to such shares pursuant to this Award is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of issuance. If the Participant fails to timely elect to pay the withholding taxes in some other manner pursuant to the preceding provisions, or otherwise does not timely remit payment of the required withholding taxes, then the Participant’s tax withholding requirements will be satisfied through the withholding of shares of Common Stock and to the extent a fractional share needs to be withheld, the Company or its designee will withhold the next highest number of full shares and will remit the value of the fraction of a share which exceeds the required withholding to the Participant. As soon as practicable after receipt of the withholding taxes and any other materials or information reasonably required by the Company or its designee, the Company or its designee shall deliver or cause to be delivered to the Participant, using the method of delivery determined by the

Company or its designee, the shares payable pursuant to the Award (less any shares deducted to pay Taxes).
    7.    Until such time, if any, that actual shares of Common Stock become due and are issued to the Participant in accordance with the terms of this Agreement, the Participant will not receive any dividends and will not have any voting rights with respect to any shares which may be issuable in the future pursuant to this Award. The Participant’s rights under this Award shall be no greater than those of an unsecured general creditor of the Company, and nothing herein shall be construed as requiring the Company or any other person to establish a trust or to set aside assets to meet the Company’s obligations hereunder.
    8.    (a) If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company dies before the Performance Period is completed, then the Company will issue the number of shares of Common Stock to the executor, administrator or trustee of the Participant’s estate, or the Participant’s legal representative, as the case may be, that is computed by multiplying: (i) the number of shares of Common Stock which would have been issuable to the Participant pursuant to the Award assuming completion of the Performance Period and the Company’s achievement over the Performance Period of cumulative EPS equal to target in each case by (ii) a fraction, the numerator of which is the number of days from the start of the Performance Period to the date that the Participant died and the denominator of which is the total number of days in the Performance Period. This pro-rated target award will be payable as soon following the Participant’s death as is reasonably practicable. If a Participant dies after the end of the Performance Period, but prior to the delivery of any shares of Common Stock issuable pursuant to this Award, then the Company or its designee will issue to the Participant’s estate, or the Participant’s legal representative, as the case may be, the number of shares of Common Stock, if any, which would have otherwise been issuable to the Participant if the Participant had not died.

        (b) If a Participant with at least one year of Credited Service of the Company suffers a permanent physical or mental disability (as defined below), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS target, as adjusted by the TSR Modifiers. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period, as adjusted by the TSR Modifiers, will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant became disabled and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other Participants.
        (c) If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at either an Early Retirement Date or a Normal Retirement Date (each as defined below), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS target, as adjusted by the TSR Modifiers. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period, as adjusted by the TSR Modifiers, will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant retired and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other Participants.

        (d)    Except as otherwise determined by the Committee (or, if delegated by the Committee, by a subcommittee of the Committee or an officer of the Company), if a Participant ceases to be employed by the Company or by a direct or indirect subsidiary of the Company before the Vesting Date for any reason other than the reasons set forth in subsections (a), (b) and (c) of this Section 8, including, without limitation, if Participant resigns from the Company (or a direct or indirect subsidiary of the Company) or the Participant’s employment is terminated by the Company (or a direct or indirect subsidiary of the Company) without cause or for cause or for any other reason that casts such discredit on the Participant as to make termination of the Participant’s employment appropriate (cause or such other reasons being determined in the sole discretion of the Administrator and the Administrator not being limited to any definition of Cause in the Plan), the Award will be forfeited and the Participant will not have any further rights under the Award, including, without limitation, any rights to receive shares of Common Stock.

    For purposes of subsections (a), (b) and (c) above:
*    A year of "Credited Service" shall mean a calendar year in which the Participant is paid for at least 1,000 hours of employment with the Company or of a subsidiary of the Company.
*    "Early Retirement Date" shall mean: the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (l0) or more years of Credited Service, retires. A Participant is eligible for early retirement on the first day of the calendar month coincident with or immediately following the attainment of age fifty-five (55) and the completion of ten (l0) years of Credited Service, and "early retirement" shall mean retirement by an eligible Participant at the Early Retirement Date.
*    "Normal Retirement Date" shall mean: the day on which a Participant who has attained age sixty-five (65) with five (5) or more years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Participant at the Normal Retirement Date.
*    "Permanent physical or mental disability" shall mean: a Participant's inability to perform his or her job or any position which the Participant can reasonably perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, all as determined by the Committee in its discretion.
    9.    In the event of a Change in Control (as defined in the Plan) prior to the Vesting Date, this Award will be treated in accordance with the provisions of the Plan applicable to a Change in Control, provided, however, that for purposes of computing the payment due to the Participant as a result of a termination of employment following a Change in Control under the terms set forth in the Plan, (i) the full number of Target Shares will be used (as opposed to the actual number of shares, if any, that may be issuable based on performance through the date of the termination of employment following the Change in Control) and (ii) no pro-ration of the Award will be applied to account for less than the full Performance Period having had elapsed as of the date of the termination of employment following a Change in Control.
    10.    The adjustment provisions set forth in Section 8 of the Plan shall apply to this Award.
    11.    This Award shall not be transferable by the Participant, in whole or in part, except in accordance with Section 7 of the Plan. Any purported assignment, transfer, pledge, hypothecation or other disposition of the Award or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Award or any interest therein, shall be null and void and without effect.

    12.    Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Participant, Participant’s successors and permitted assigns, and the Company and its successors and assigns.
    13.    This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.
    14.    In the event of any inconsistency between the provisions of this Agreement and, if applicable, the terms of the Participant’s Employment Agreement, the provisions set forth in the Employment Agreement shall control, provided that to the extent the provisions of this Agreement or the Participant’s Employment Agreement are inconsistent with the terms of the Plan, then the terms of the Plan shall control.
    15.    Notwithstanding any other terms and conditions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the issuance of this Award or any shares of Common Stock and the Participant may become entitled to under the Award in the future, the Company shall not be required to deliver any such securities prior to the completion of any registration or qualification of any such securities under any non-U.S. securities, exchange control or other law, or under the ruling or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify any such securities with any non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of any such securities. Further, the Participant agrees that his or her participation in the trade and acceptance of such securities is voluntary and that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of any such securities.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the Company and the Participant have entered this Agreement effective as of the day and year first above written. By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

    HASBRO, INC.

    By: /s/ Chris Cocks
     Chris Cocks
     Chief Executive Officer

                    By: _________________________
                    Participant

Exhibit A
Performance Criteria and Conditions

Performance Target:

The cumulative EPS target for the Performance Period is:

EPS:                $______

For purposes of this Agreement, the Company’s cumulative EPS over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles (“GAAP”), except for the deviations from GAAP which are set forth on Exhibit B to this Agreement. Further, EPS will be calculated based on actual results translated at exchange rates established at the beginning of the Performance Period.

Number of Shares:

The total number of shares of Common Stock which may be issuable under this Award will be equal to the product of the (i) the Target Shares and (ii) the Payout Factor set forth below, subject to adjustment for the TSR Modifiers as described below (with any fractional shares rounded up to the next whole share).

Payout Factor for EPS Metric:
The EPS metric is weighted at 100%. The payout percentage for the EPS metric shall be determined resulting in a total payout factor (the “Payout Factor”), prior to the adjustment for the TSR Modifiers. By way of example, if performance for the cumulative EPS metric is achieved at 80% (i.e., threshold), then the payout for that metric would be 50%, resulting in an overall Payout Factor (prior to adjustment for the TSR Modifiers) of 50% (i.e., 100% weighting x 50% payout for the EPS metric).

In the event that achievement for a metric is between threshold (80%) and target (100%) or between target (100%) and maximum (125%) for cumulative EPS performance, the applicable payout percentage will be determined by linear interpolation between threshold and target performance or target and maximum performance, as applicable.
There is no payout for the EPS metric if achievement is less than threshold.

EPS	Achievement	Payout
Less than $_____	<80%	0%
$_____ (Threshold)	80%	50%
$_____ (Target)	100%	100%
$_____ (Maximum)	125%	200%

Adjustment for TSR Modifiers:

A.Relative TSR:

The number of shares earned based on the Payout Factor, as determined above, is subject to a +/- 25% modifier based on the Company’s TSR Performance against the TSR Comparator Group over the TSR Performance Period.

•If the Company’s TSR Performance is below the 25th percentile of the TSR Performance of the TSR Comparator Group over the TSR Performance Period, then the number of shares earned according to the Payout Factor will be reduced by 25%.

•If the Company’s TSR Performance is greater than the 75th percentile of the TSR Performance of the TSR Comparator Group over the TSR Performance Period, then the number of shares earned according to the Payout Factor will be increased by 25%.

•The number of shares earned based on the Payout Factor will not be modified if the Company’s TSR Performance is between the 25th and 75th percentile of the TSR Performance of the TSR Comparator Group.

B.Absolute TSR:
If the overall payout factor as defined above results in less than a 50% payout and if the absolute cumulative TSR achieves a minimum of 33% at the conclusion of the Performance Period, the Award will payout at the greater of (i) 50% of the target shares or (ii) the number of shares that is otherwise achieved based on the Payout Factor and the relative TSR performance.

The following definitions shall apply for the purpose of applying the TSR Modifiers:

TSR Performance Calculation:
Hasbro’s stock price change + Dividends (assumed reinvested) divided by the beginning stock price. The change in stock price will be calculated using a 20-trading average closing stock price including adjustments for cash and stock dividends prior to the beginning and the end of the performance period.

Beginning Stock Price:

For Relative TSR, the beginning stock price will be determined using the 20-trading day average closing stock price ending on the first day of the performance period.

For Absolute TSR, the beginning stock price will be determined using the closing stock price on the last trading day before the start of the Performance Period.

Ending Stock Price:
For both Relative and Absolute TSR, the ending stock price will be determined using the 20-trading day average closing stock price ending on the last day of the performance period.

“20-Trading Day Average Closing Price” means the average of the closing transaction prices of a share of Common Stock of the Company, as reported on the principal national stock exchange on which such Common Stock is traded for the 20 business days immediately preceding the date for which the average stock price is being determined.

“TSR Comparator Group” means the S&P 500. For purposes of determining TSR Performance with respect to the TSR Performance Period, the companies included in S&P 500 shall be determined at the beginning of the TSR Performance Period, excluding those entities that are bankrupt, listed on the pink sheets or not listed at all. Should a company within the TSR Comparator Group become bankrupt after the start of the TSR Performance Period, they shall be assigned a TSR of -100%. Companies emerging from bankruptcy shall not be tracked for purposes of the current TSR Performance Period. If a company is acquired during the TSR Performance Period or is taken private, it will be eliminated for the entire measurement period. Companies with stock splits or recapitalizations during the TSR Performance Period will have their opening share price adjusted for the split or recapitalization. If two companies within the TSR Comparator Group merge, only the surviving entity shall be counted. Should a company within the TSR Comparator Group merge with a company outside of the TSR Comparator Group, then that entity shall be excluded from the final calculation.

Percentile Rank:

Hasbro’s percentile rank compared to the comparator companies (excluding Hasbro) is determined by interpolating between the percentile ranks for the comparator companies immediately above and below them based on differences in TSR.

Exhibit B
Adjustments

The EPS metric will be computed excluding the impact of the following events or activities which occur during the Performance Period:

(i)Non-GAAP adjustments, including but not limited to:
a.Hasbro Transformation Office (“HTO”) charges, including severance, consulting fees and other one-time costs associated with the transformation program.
b.eOne acquisition intangible amortization; and
c.Other Non-GAAP adjustments not contemplated in the plan, including non-cash impairment charges, acquisition or divestiture costs, and other restructuring events outside of the HTO program.
(ii)     The results of any material divesture or acquisition made by the Company in any fiscal year during the Performance Period.
(iii)     Unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $25 million in any fiscal year during the Performance Period, which costs, or expenses are related to changes in accounting rules that are effective after the date of this Agreement.
(iv)     Unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $25 million in any fiscal year during the Performance Period, which costs, or expenses relate to litigations, arbitrations, or regulatory matters, or cash settlements.
(v)     Unanticipated one-time operational or tax costs associated with changes to the US or international tax codes that impact cash flow, operating profit and/or tax expense in excess of $25 million in any fiscal year during the Performance Period.
(vi)     Any customer bankruptcy or significant financial issue that is estimated to have an impact on the Company’s net sales of $100,000,000 or more over the Performance Period.
(vii)     Significant unanticipated or unbudgeted payments outside the normal course of business in any fiscal year during the Performance Period related to unanticipated tax payments greater than $25 million or contract amendments, renewals, or arrangements greater than $25 million.
(viii)    Variance between 2025 budget FX and 2024 actual FX rates, which generates an impact greater than $100 million on revenues and the related operating profit impact.
(ix)    Management along with the Committee will take a principle-based approach to considering the impact of tariffs on business results over the Performance Period, and the Committee will make such adjustments, if any, as it deems appropriate.

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